                                                                    EXHIBIT 10.4


                                   AMENDMENT



         THIS AMENDMENT to the Agreement made and entered into the 22nd day of October, 1993, by and between WACHOVIA CORPORATION ("Wachovia") and JOHN G. MEDLIN, JR. ("Medlin")(the"Agreement"), is made and entered into effective the 28th day of July, 1995, by and between Wachovia and Medlin.


                                    RECITALS

         John G. Medlin, Jr. presently serves as Chairman of the Board of Directors of Wachovia Corporation and provides services to Wachovia pursuant to the terms of the Agreement. In 1994, Medlin was elected a Director by the shareholders of Wachovia to serve for a term of three years ending at the Annual Meeting of Shareholders in April 1997 and was reelected Chairman of the Board for a one year term on April 28, 1995.

         The Board of Directors of Wachovia believes at this time that it is in the best interest of Wachovia to have the services of Medlin as provided under the Agreement available to Wachovia for a term beyond the present December 31, 1995 expiration date of the Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in the Agreement and as provided in Paragraph 13(a), Wachovia, through the action of its Board of Directors, and Medlin mutually agree to amend the Agreement as follows:

                 Paragraph 1 of the Agreement shall be deleted in its entirety and the following new paragraph 1 shall be substituted therefor:

                 1.       TERM OF AGREEMENT.       Subject to the provisions
         for termination as hereinafter set forth, the term of this Agreement shall be for a period beginning January 1, 1994, and ending April 25, 1997. The term of this Agreement beyond April 26, 1996, is subject to Medlin's re-election as Chairman of the Board at the annual organizational meeting of Wachovia's Board of Directors in 1996.

         The first sentence of Paragraph 10 shall be deleted in its entirety and the following new sentence shall be substituted therefor:

                 10.      TERMINATION.     This Agreement shall terminate upon
                 Medlin's retirement as a Director at the Annual Meeting of Shareholders on April 25, 1997, or when Medlin ceases to be Chairman of the Board of Wachovia Corporation, whichever event shall first occur.

         IN WITNESS WHEREOF, Wachovia, through its Board of Directors, has caused this Amendment to be executed and its seal to be affixed hereunto by the Chairman of its Management Resources and Compensation Committee duly authorized, and Medlin has signed and sealed this Amendment, all as of the 28th day of July, 1995.



                                          Wachovia Corporation




                                          By:      /s/ Donald R. Hughes
                                                   ------------------------
                                                   Donald R. Hughes
                                                   Chairman
                                                   Management Resources and
                                                   Compensation Committee

Attest:

/s/ Alice Washington Grogan
- --------------------------------
Alice Washington Grogan
Secretary

(CORPORATE SEAL)

                                                   /s/ John G. Medlin, Jr.
                                                   ------------------------
                                                   John G. Medlin, Jr.